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Exhibit 10.20

SEVENTEENTH AMENDMENT TO
GENERAL CREDIT AND SECURITY AGREEMENT
(Note: A Fifteenth Amendment does not exist)

        THIS AGREEMENT, dated and effective as of January 12, 2005, between SPECTRUM Commercial Services Company, a Minnesota Corporation, having its mailing address and principal place of business at Two Appletree Square, Suite 415, Bloomington, Minnesota 55435 (herein called "Lender" or "SCS"), and Appliance Recycling Centers of America, Inc., a Minnesota corporation, having the mailing address and principal place of business at 7400 Excelsior Boulevard, Minneapolis, MN 55426, (herein called "Borrower"), amends that certain General Credit and Security Agreement dated August 30, 1996, ("Credit Agreement") as amended. Where the provisions of this Agreement conflict with the Credit Agreement, the intent of this Agreement shall control.

1.
The definition of "Eligible Whirlpool Inventory" under Paragraph 2 is hereby deleted and replaced with the following:

  "Eligible Whirlpool Inventory" shall mean that portion of Eligible Inventory which is purchased by Borrower directly from Whirlpool Corporation. In the event that the Repurchase Agreement between Lender and Whirlpool Corporation, dated February 20, 1998, as amended, including any replacements thereof (the "Repurchase Agreement" is revoked or terminated, then any inventory purchased from Whirlpool Corporation shall not be considered "Eligible Whirlpool Inventory" if such inventory: (i) is purchased after the date of such termination or revocation and (ii) is not purchased pursuant to Lender's financing authorization commitment issued on or before the date of such revocation or termination.

2.
The following definition is added to Paragraph 2:

  "Periodic Financial Report" shall mean Borrower's financial reports for various periods of time which may, from time to time, be delivered by Borrower to Lender and which: (a) comport with the representatives and warranties contained in the paragraph entitled General Representations and Warranties, and (b) comprise the complete audited financial report for such period prepared and certified without qualification or explanatory language by Independent Public Accountants on a Consolidated and consolidating basis for Borrower and any Consolidated Subsidiaries of Borrower; together with a copy of the management letter or memorandum, if any, delivered by such independent certified public accountant to Borrower and Borrower's response thereto.

3.
Paragraph 3 is hereby deleted and replaced with the following:

          3.    Security.    As security for all present and future sums loaned or advanced by Lender to Borrower and for all other obligations now or hereafter chargeable to Borrower's loan account hereunder (including but not limited to any Prepayment Fee), and all other obligations and liabilities of any and every kind of Borrower to Lender, due or to become due, direct or indirect, absolute or contingent, joint or several, howsoever created, arising or evidenced, now existing or hereafter at any time created, arising or incurred (herein called "Obligations"), Borrower hereby grants to Lender a security interest in all of its assets, goods and property, including but not limited to the following:

          All Receivables of Borrower now owned or hereafter acquired or arising, together with all customer lists, original books and records, ledger and account cards, computer tapes, discs, printouts and records, whether now in existence or hereafter created. All rights of Borrower to the payment of money, whether or not earned and howsoever evidenced or arising, and, all present and future "Accounts", accounts receivable, healthcare insurance receivables, credit card receivables, commercial tort claims, documents, letter of credit rights, "Chattel Paper", "Instruments", and rights to payment which are "General Intangibles" (as those terms are used in the Commercial Code), all security therefor and all of Borrower's rights as an unpaid seller of goods (including rescission, replevin, reclamation and stopping in transit) and all of Borrower's rights to any goods represented by any of the foregoing including returned or repossessed goods;

          All Inventory of Borrower, whether now owned or hereafter acquired and wherever located. All Goods (as defined in Article 9 of the Commercial Code) intended for sale or lease or to be furnished under contracts of service, all raw materials and work in process therefor, all finished goods thereof, all materials and supplies of every nature used or usable or consumed or consumable in connection with the manufacture, packing, shipping, advertising, selling, leasing or furnishing of such Goods, and all accessories thereto and all documents of title therefor evidencing the same;

          All Equipment of Borrower whether now owned or hereafter acquired and wherever located. All of Borrower's Goods other than Inventory, all replacements and substitutions therefor and all accessions thereto, and specifically includes, without limitation, all present and future machinery, equipment, vehicles, manufacturing equipment, shop equipment, office and record keeping equipment, furniture, fixtures, parts, tools and all other Goods (except Inventory) used or acquired for use by Borrower for any business or enterprise;

          All General Intangibles and Deposit Accounts (as defined in Article 9 of the Commercial Code) of Borrower, whether now owned or hereafter acquired, and, all present and future domestic and foreign patents, patent applications, trademarks, trademark applications, copyrights, software, trade names, trade secrets, patent and trademark licenses (whether Borrower is licensor or licensee), shop drawings, engineering drawings, blueprints, specifications, parts lists, manuals, operating instructions, customer and supplier lists, licenses, permits, franchises, payment intangibles, the right to use Borrower's corporate or organizational name and the goodwill of Borrower's business; and

          All Investment Property (as defined in the Commercial Code), and, all stock and other securities evidencing ownership of any other organization (including but not limited to stock in ARCA of St. Louis. Inc., Appliance Recycling Centers of America-California, Inc., North America Appliance Company, LLC, ARCA Maryland, Inc. and any and all other subsidiaries or Affiliates of Borrower), company or entity as well as all amendments, extensions, renewal and replacements of the above, together with all certificates, other instruments, options, rights, interest, and other distributions issued as an addition to, in substitution or in exchange for, or on account of, the same, all whether now existing or hereafter arising and whether now owned or hereafter acquired; and

          All cash and non cash products and proceeds of any and all of the foregoing and all cash and non cash products and proceeds of any other Collateral (as hereinafter defined), and, the proceeds of any insurance covering any of the Collateral, as well as all Deposit Accounts (as defined in the Commercial Code), money, cash, and the like.

  All of Borrower's assets and goods of property, all of the above, and all Receivables, Inventory, Equipment, General Intangibles, Investment Property, Deposit Accounts, products and proceeds, together with all other assets and property of Borrower in or on which Lender is now or hereafter granted a security interest, mortgage, lien or encumbrance pursuant to this Agreement or otherwise, are hereinafter sometimes referred to as "Collateral".

4.
Paragraph 4(a) is hereby deleted and replaced with the following:

          (a)   At the request of Borrower, and subject to the terms and conditions hereinafter set forth, Lender may make loans (each such loan being herein sometimes ca1led individually an "Advance"

  and collectively the "Advances") to Borrower from time to time on any Business Day during the period from the date hereof and ending on the Termination Date; provided however, that Lender does not intend, (although may do so in its sole discretion) to make any Advance, if, after giving effect to such Advance, the aggregate unpaid principal amount of Advances outstanding would exceed the lesser of the Borrowing Base or the Maximum Principal Amount. The amount of each such Advance shall be charged to Borrower's loan account. Borrower acknowledges that Lender may, but shall not be obligated to, make an Advance at any time in an amount equal to any overdraft in any account of Borrower maintained with Lender, with any Participant, or with Associated Bank Minnesota, even if the aggregate unpaid principal amount of Advances exceeds or would exceed the Borrowing Base or the Maximum Principal Amount. Notwithstanding the above, or anything else contained in this agreement, Lender specifically reserves the absolute right to refuse to make any particu1ar Advance requested or to refuse to make Advances generally or to make Advances for amounts less than that otherwise provided herein, all with or without advance notice, for any reason or no reason whatsoever.

5.
Paragraph 4(b) is hereby deleted and replaced with the following:

          (b)   In order to obtain an Advance, Borrower shall give written notice to Lender, by no later than 11:00 a.m. (Minneapolis time) on the business day the requested Advance is to be made. Lender, shall make such Advance by transferring the amount thereof in immediately available funds for credit to Borrower's account at Associated Bank Minnesota, NA (other than a payroll account), as specified in such notice. Lender's customary fees for making such advance will apply. It is also noted that "next day wires"/ACH transfers will be posted as a loan Advance on the day released to the ACH transfer system by Lender with the understanding that funds may not be received in Borrower's account until the next business day or later. At the request of Lender, Borrower shall confirm in writing any telephonic notice.

6.
New Paragraph 4B is hereby added as follows:

          4B.    Collateral Agent for Associated Bank.    All liens and security interests granted by Borrower to Lender in the Collateral are granted to Lender for itself for the benefit of itself and the Participants and as agent for Associated Bank, N.A. (the "Bank"). Lender shall hold the security interests and rights granted hereunder as agent for the Bank as security for all amounts owing by Borrower to the Bank, now existing or hereafter arising (the "Bank Obligations"), including but not limited to amounts owing by reason of credit cards, letters of credit issued by the Bank and treasury management services (including but not limited to ACH transactions, returned items and overdrafts). Without limitation of the foregoing, Borrower hereby grants to Lender, as agent for the Bank, a security interest in the Collateral to secure the Bank Obligations. This Agreement shall continue in effect until the Bank Obligations are paid in full and the credit cards, letters of credit, treasury management services and other arrangements that may give rise to Bank Obligations are terminated. The interests of Lender as agent for the Bank in the Collateral shall be junior and subordinate to the interests of Lender (including its Participants), provided that (a) the foregoing statement of priorities shall not be construed to limit or impair any right of setoff the Bank may have, and (b) the foregoing statement of priorities pertain to lien priority only, and Bank may receive and retain any payments or other amounts credited against the Bank Obligations which are not in conflict with Borrower's obligations with Lender. In case Lender ceases making advances to Borrower and forecloses or otherwise realizes on the security interests granted hereunder to Lender in any Collateral, Lender shall not be obligated to pay any proceeds of such Collateral to the Bank on account of the Bank Obligations until the Obligations are paid in full.

7.
Paragraph 5 entitled "Interest" is hereby deleted and replaced with the following:

          5.    Interest.    Borrower agrees to pay interest on the outstanding principal amount of the Note, at the close of each day at a fluctuating rate per annum (computed on the basis of actual number of days elapsed and a year of 360 days) which is at all times equal to Two and 95/100ths Percent (2.95%) in excess of the Prime Rate; each change in such fluctuating rate caused by a change in the Prime Rate to occur simultaneously with the change in the Prime Rate (the "Initial Rate"); provided, however, that (i) in no event shall the Initial Rate, the Adjusted Rate or the re-adjusted rate in effect hereunder at any time be less than 7.5% per annum; (ii) interest payable hereunder with respect to each calendar month shall not be less than $37,500.00 regardless of the amount of loans, Advances or other credit extensions that actually may have been outstanding during the month, and (iii) interest shall continue to accrue hereunder until all Obligations have been paid in full. Interest accrued through the last day of each month will be due and payable to tender on the next Monthly Payment Date. Interest shall also be payable on the Maturity Date or on any earlier Termination Date. Interest accrued after the Maturity Date or earlier Termination Date shall be payable on Demand. Interest may be charged to Borrowers loan account as an Advance at Lender's option, whether or not Borrower then has the right to obtain an Advance pursuant to the terms of this Agreement.

  In the event Borrower earns Net Profit in any fiscal year of at least One Million Dollars ($1,000,000.00) and evidences such profit by delivering to Lender the Periodic Financial Report for that period that reflects the required Net Profit, and provided no Event of Default exists or has occurred, then upon Borrower's written request, the Initial Rate shall be reduced to Two and 45/100ths percent (2.45%) in excess of the Prime Rate (the "Adjusted Rate") commencing with the next scheduled Monthly Payment Date following Lender's receipt of both Borrower's written request and the Periodic Financial Report.

  Further, provided no Event of Default exists or has occurred, Borrower may opt to take advantage of the "Interest Discount" by providing to Lender at least two weeks written notice that it desires to do so. Upon the effective date of such notice, and for the duration of the Interest Discount, the definition of "Borrowing Base" shall be reduced by One Million dollars, and, the rate of interest then in effect as provided herein, shall be further reduced by one-half percent; (1/2%). The Interest Discount shall end upon the earlier of the occurrence of an Event of Default, or the Receipt by Lender of notice from Borrower that it shall end. Once it does end, the Interest Discount option shall not again be available to Borrower for at least 90 days from the end thereof. It should be noted that no more than a one-half percent rate reduction may be earned by the Net Profit provision discussed above and no more than one-half percent interest rate reduction may be earned during the Interest Discount provision. Further, no more than one percent in total reductions may be earned by these reductions in total.

  Notwithstanding the foregoing, after an Event of Default, the Note shall bear interest until paid at 5% per annum in excess of the rate otherwise then in effect, which rate shall continue to vary based on further changes in the Prime Rate; provided, however, that after an Event of Default, (i) in no event shall the interest rate in effect under the Note at any time be less than 12.5% per annum; (ii) interest payable under the Note with respect to each calendar month shall not be less than $62,500.00 regardless of the amount of loans, Advances or other credit extensions that actually may have been outstanding during the month, and (iii) interest shall continue to accrue hereunder until all Obligations have been paid in full. (The Initial Rate, the Adjusted Rate and the Re-adjusted Rate in effect either before or after an Event of Default is referred to herein collectively as the "Interest Rate"). The undersigned shall also pay a late fee equal to 10% of any payment under the Note that is more than 10 days past due.

8.
Paragraph 6 entitled "Set-Off" etc. is hereby deleted and replaced with the following:

          Set-Off: etc.    Upon the occurrence of a Default or an Event of Default, Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to withdraw and/or set off any and all deposits (general or special, time or demand, provisional or final) held by Lender, any Participant, Associated Bank Minnesota, or any other bank, institution or person for credit on Borrower's obligations hereunder, irrespective of whether Borrower shall have made any requests under this Agreement. Lender is expressly authorized to make any such withdrawal by any reasonable means, including under the Automated Clearing House, ACH, the preparation of a check or draft, or any other funds transfer system.

9.
Paragraph 8(a) is hereby deleted and replaced with the following:

          (a)   Borrower agrees to furnish to Lender, at least weekly (but more frequently if requested by Lender in writing), schedules describing Receivables created or acquired by Borrower (including confirmatory written assignments thereof) identifying those Receivables which are Eligible Receivables from those which are not, and including, if Lender so requests, a borrowing base certificate (in form and substance as required by Lender), copies or originals of some or all invoices to account debtors and other obligors (all herein referred to as "Customers"), and original shipping or delivery receipts for goods sold, but if Borrower fails to deliver any of the above, the rights of Lender as a secured party will not be impaired. At any time after the occurrence of an Event of Default, Lender may notify Customers at any time that Receivables have been assigned to Lender and collect them directly in Lender's own name but unless and until Lender does so or gives Borrower other instructions, Borrower shall make collection for Lender at Borrower's sole cost and expense. Borrower shall advise Lender promptly of any goods which are returned by Customers or otherwise recovered involving an amount in excess of $5,000.00 and, unless instructed to deliver such goods to Lender, Borrower shall resell them for Lender and assign or deliver to Lender the resulting Receivables or other proceeds. Borrower shall also advise Lender promptly of all disputes and claims by Customers involving an amount in excess of $5,000.00 and settle or adjust them at no expense to Lender. At any time after the occurrence and during the continuance of an Event of Default, Lender may at all times settle or adjust such disputes and claims directly with the Customers for amounts and upon terms which Lender considers advisable. If Lender so directs at any time after an Event of Default, no discount, credit or allowance shall be granted by Borrower to any Customer and no return of goods shall be accepted by Borrower without Lender's written consent.

10.
Paragraph 17(a)(vi) is hereby deleted and replaced with the following new paragraphs 17(a)(vi), 17(a)(vii) and 17(a)(viii);

          17(a)(vi) By December 1 of each year, financial projections and a written business plan reflecting Borrower's plans and projections for operations and financial requirements during the next calendar year;

          17(a)(vii) If and when filed by Borrower,

            Form 10-Q quarterly reports, Form l0-K annual reports, and Form 8-K current reports,

            Any other filings made by Borrower with the SEC,

            Copies of Borrower's federal income tax returns, and any amendments thereto. filed with the Internal Revenue Service,

            Copies of Borrower's applicable state tax returns, and any amendments thereto, filed with the respective state tax authorities, and

            Any information that is provided by Borrower to its shareholders generally; and

          17(a)(viii) From time to time, at Lender's request, any and all other materia1, reports, information, or figures reasonably required by Lender.

11.
Paragraph 17(b) is hereby deleted and replaced with the following:

          (b)   Permit Lender (including its participants, successors, assigns and their respective representatives) access to, and the right to make copies of, the books, records, and properties of Borrower at all reasonable times; and permit Lender and its representatives to discuss Borrower's financial matters with officers of Borrower and with its Independent Public Accountant. Further, permit Lender access to all of its properties and do all other things necessary to permit Lender to conduct exams (at Lender's discretion) of its property (including but not limited to inventory, equipment, physical premises etc.), books and records and will instruct all of its officers, staff, employees and agents to provide full and prompt cooperation in locating and providing all information, direction, property and reports which Lender requests. Borrower further irrevocably authorizes its Independent Public Accountant to completely and without reservation participate in such discussions and Borrower holds harmless such Independent Public Accountant and Lender for such discussions).

12.
Effective as of January 1, 2005, Paragraph 17(i) is hereby deleted and replaced with the following:

          (i)    Beginning December 31, 2004 and continuing through the Termination Date, pay to Lender a non-refundable line maintenance fee (the "Line Maintenance Fee") at the rate of one half percent (1/2%) per annum of the Maximum Principal Amount. Such Line Maintenance Fee shall be payable to Lender in advance on December 31, 2004 and on the same day of each subsequent year until all amounts owing hereunder are repaid in full. The Line Maintenance Fee shall be non-refundable and shall be deemed earned when paid.

13.
Paragraph 17(1) is hereby deleted and replaced with the following:

          17(1). As of the end of each fisca1 year hereafter, beginning with the year ending December 31, 2004, Borrower's Periodic Financial Report for the 2004 fiscal year shall reflect a Tangible Net Worth of at least Two Million Nine Hundred Thousand Dollars ($2.9 million), and for each subsequent fiscal year ending, the Periodic Financial Report shall reflect a Tangible Net Worth of at least Two Million Nine Hundred Thousand Dollars ($2.9 million) plus the amount of Net Income (only if positive and not if negative) earned in each subsequent fiscal year.

14.
Paragraph 17(m) is hereby deleted and replaced with the following:

          17(m). At the end of the fiscal year ending on December 31, 2005, and as of the end of each subsequent fiscal year, Borrower's financial statements for the fiscal year shall reflect a Net Profit of at least One Dollar.

15.
Paragraph 17(o) is hereby deleted and replaced with the following:

          (o)   Execute a satisfactory pledge of a $300,000.00 depository account at Associated Bank Minnesota, NA to Lender and maintain a balance therein of at least $300,000 as long as any Obligations remain outstanding hereunder, provided, however, that Lender may, at its discretion and by written consent, permit a lesser balance thereof.

16.
Paragraph 18(b) is hereby deleted and replaced with the following:

          (b)   Purchase or redeem any shares of Borrower's capital stock; or declare or pay any dividends (other than dividends payable in capital stock); or make any distribution to stockholders of any assets of Borrower.

17.
Paragraph 23 is hereby deleted and replaced with the following:

            23.    Termination.    Subject to automatic termination of Borrower's ability to obtain additional Advances under this Agreement upon the occurrence of any Event of Default specified in Paragraphs 20(d), (e), (f) or (g) and to Lender's right to terminate Borrower's ability to obtain additional Advances under this Agreement upon the occurrence of any other Event of Default or upon demand, this Agreement shall have a term ending on the Termination Date provided, however, that Borrower may terminate this Agreement at any earlier time upon sixty days prior written notice and will incur no prepayment fee or charge thereafter; provided further, however, that if Borrower terminates this Agreement at any time prior to the then current Maturity Date, then Borrower shall pay to Lender a prepayment charge equal to the following:

      •
      If termination occurs on or prior to December 31, 2005—3.0% of the Maximum Principal Amount.

      •
      If termination occurs after December 31, 2005 but on or before December 31, 2006—2.0% of the Maximum Principal Amount.

      •
      If termination occurs after December 31, 2006 but before December 31, 2007—1.0% of the Maximum Principal Amount.

    On the Termination Date, all obligations arising under this Agreement shall become immediately due and payable without further notice or demand. Lender's rights with respect to outstanding Obligations owing on or prior to the Termination Date will not be affected by termination and all of said rights including (without limitation) Lender's Security Interest in the Collateral existing on such Termination Date or acquired by Borrower thereafter, and the requirements of this Agreement that Borrower furnish schedules and confirmatory assignments of Receivables and Inventory and turn over to Lender all full and partial payments thereof shall continue to be operative until all such Obligations have been duly satisfied.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SPECTRUM COMMERCIAL SERVICES COMPANY		APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
By	/s/ STEVEN LOWENTHAL	By	/s/ EDWARD R. CAMERON
Steven I. Lowenthal, Co-CEO		Its	Pres.

REAFFIRMATION
Of Edward R. Cameron

        The undersigned, Edward R. "Jack" Cameron, hereby reaffirms all of the terms of the Support Agreement issued by him in favor of SPECTRUM Commercial Services Company (including its participants and assigns) and dated as of December 29, 2004, and acknowledges that such agreement is in full force and effect according to its terms. The undersigned understands and acknowledges that this Reaffirmation is required by SPECTRUM Commercial Services Company as a condition to the execution of the Seventeenth Amendment to the General Credit and Security Agreement between Appliance Recycling Centers of America, Inc. and SPECTRUM Commercial Services Company.

Dated as of: January 12, 2005	/s/ EDWARD R. CAMERON Edward R. Cameron

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  Exhibit 10.20
SEVENTEENTH AMENDMENT TO GENERAL CREDIT AND SECURITY AGREEMENT (Note: A Fifteenth Amendment does not exist)
REAFFIRMATION Of Edward R. Cameron